As filed with the Securities and Exchange Commission on August 20, 2013

Registration No. 333-121294

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARKET LEADER, INC.

(Exact name of registrant as specified in its charter)

Washington	91-1982679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11332 NE 122nd Way

Kirkland, Washington 98034

(Address of Principal Executive Offices) (Zip Code)

HOUSEVALUES, INC. 1999 STOCK INCENTIVE PLAN

MARKET LEADER, INC. AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

(FORMERLY, HOUSEVALUES, INC. 2004 EQUITY INCENTIVE PLAN)

(Full title of the plans)

Ian Morris

Chief Executive Officer and President

Market Leader, Inc.

11332 NE 122nd Way

Kirkland, Washington 98034

(Name and address of agent for service)

(425) 952-5500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY STATEMENT: DEREGISTRATION OF SECURITIES

Market Leader, Inc. (the “Company”) is filing this post-effective amendment to deregister certain securities originally registered by the Company pursuant to the Registration Statement on Form S-8 (File No. 333-121294), filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2004 (the “Registration Statement”) with respect to 6,632,867 shares of the Registrant’s common stock, par value $0.001 per share (the “Company Common Stock”), registered for issuance under the Registrant’s 1999 Stock Incentive Plan and the 2004 Equity Incentive Plan.

On August 20, 2013, as contemplated by the Agreement and Plan of Merger, dated as of May 7, 2013, by and among the Company, Trulia, Inc., a Delaware corporation (“Trulia”), and Mariner Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Trulia (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Trulia. The Merger became effective on August 20, 2013 upon the filing of the articles of merger with the Secretary of State of Washington (the “Effective Time”).

As a result of the Merger, the Company has terminated all offerings of Company Common Stock pursuant to existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Company Common Stock that remain unsold at the termination of the offering, the Company hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement, all shares of Company Common Stock registered under the Registration Statement that remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on August 20, 2013.

MARKET LEADER, INC.

By:	/s/ Ian Morris

Name:	Ian Morris
Title:	Chief Executive Officer and President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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